Exhibit 99

Manning & Napier, Inc. Reports Fourth Quarter and Full Year 2016 Earnings Results

FAIRPORT, NY, February 9, 2017 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2016 fourth quarter and full year results for the period ended December 31, 2016.

Summary Highlights

•	Assets under management (“AUM”) at December 31, 2016 was $31.7 billion, compared with $34.8 billion at September 30, 2016

•	Revenue for the fourth quarter decreased 16% year-over-year and 7% sequentially to $59.1 million

•	Fourth quarter income before taxes was $22.1 million

•	Net income attributable to Manning & Napier, Inc. for the fourth quarter was $2.0 million, or $0.13 per diluted share, and on a non-GAAP basis, economic net income was $12.8 million, or $0.16 per adjusted share

•	The Company’s Board of Directors declared a quarterly dividend of $0.16 per share of Class A common stock at their October 2016 board meeting

William Manning, co-founder, Chairman of the Board, and Chief Executive Officer, commented, “Throughout the first nine months of the year we experienced competitive returns in our traditional product areas including our equities, fixed income, and our lifecycle offerings. These results were supported by newer products such as our Disciplined Value, Global Quality, and actively-managed ETF allocation strategies. Additionally, our consultative services to the high net worth, institutional, and advisor channels helped us maintain client relationships during a challenging net client outflow environment. While our performance lagged in the cyclicals-led rally we experienced during the fourth quarter, we have seen a strong start to 2017.”

Mr. Manning continued, “As we look ahead to 2017 and beyond, we are mindful of shifts in investor sentiment, yet remain committed to our high active share and strategy-centric investment process that has allowed us to add value for clients over our history. We expect to invest aggressively to develop new solutions to meet the changing needs of our clients, including integrating innovative technologies into our offerings, expanding our active strategies with passive products, and leveraging our network and potential partnerships to uncover new business opportunities. At the same time, we are aware of our operating results and continue to review the sustainability of our current dividend policy while prioritizing those initiatives that will add the most value for our clients and shareholders.”

Fourth Quarter 2016 Financial Review

Manning & Napier reported fourth quarter 2016 revenue of $59.1 million, a decrease of 16% from revenue of $70.0 million reported in the fourth quarter of 2015, and a decrease of 7% from revenue of $63.3 million reported in the third quarter of 2016. The changes in revenue resulted primarily from changes in average AUM. Average AUM for the quarter was $33.0 billion, a 12% and 7% decrease from average AUM for the fourth quarter of 2015 and the third quarter of 2016, when average AUM was $37.3 billion and $35.4 billion, respectively. Revenue as a percentage of average AUM was 0.71% for the fourth quarter of 2016, compared to 0.74% for the fourth quarter of 2015 and 0.71% for the third quarter of 2016.

Operating expenses for the fourth quarter 2016 were $37.3 million, a decrease of $6.5 million, or 15%, compared with the fourth quarter of 2015, and a decrease of $4.3 million, or 10%, compared with the third quarter of 2016.

Compensation and related costs decreased by $6.7 million and $7.0 million compared with the fourth quarter of 2015 and third quarter of 2016, respectively. The expense decrease in the current quarter compared to the respective periods was driven by lower variable incentive costs. As a percentage of revenue, compensation and related costs for the fourth quarter of 2016 were 30%, compared with 35% for the fourth quarter of 2015 and 39% for the third quarter of 2016.

Distribution, servicing and custody expenses for the fourth quarter of 2016 decreased by $2.4 million, or 23%, compared with the fourth quarter of 2015, and by $0.9 million, or 10%, compared with the third quarter of 2016, while average mutual fund and collective trust AUM decreased by 15% and 9% for the respective periods. Other operating costs increased by $2.6 million, or 28%, compared with the fourth quarter of 2015, and by $3.6 million, or 44%, compared with the third quarter of 2016. The increase in the fourth quarter of 2016 was due to a non-cash intangible asset impairment charge of $6.6 million, partially offset by a reduction in our contingent consideration liability of $3.0 million.

Operating income was $21.8 million for the quarter, a decrease of $4.4 million, or 17%, from the fourth quarter of 2015 and an increase of $0.1 million from the third quarter of 2016. Operating margin was 37% for the fourth quarter of 2016, compared with 37% for the fourth quarter of 2015 and 34% for the third quarter of 2016.

Non-operating income was $0.4 million for the quarter, compared to non-operating loss of $0.2 million and $0.1 million reported in the fourth quarter of 2015 and third quarter of 2016, respectively. Included in non-operating income for the current quarter was income of $1.6 million related to changes in the Company’s expected tax benefits under the tax receivable agreement and the corresponding decrease in the payment of such benefits under the agreement. Non-operating income included $1.0 million of net losses on investments held by the Company to provide initial cash seeding for product development purposes for the quarter, compared to net losses of $0.2 million and $0.1 million reported in the fourth quarter of 2015 and third quarter of 2016, respectively.

Income before taxes was $22.1 million for the fourth quarter of 2016, compared to $26.0 million in the fourth quarter of 2015, a 15% decrease, and $21.6 million in the third quarter of 2016, a 3% increase. Net income attributable to the controlling and noncontrolling interests for the fourth quarter of 2016 was $18.5 million, compared to net income of $24.3 million in the fourth quarter of 2015 and $20.0 million in the third quarter of 2016. Net income attributable to Manning & Napier, Inc. for the fourth quarter of 2016 was $2.0 million, or $0.13 per basic and diluted share, compared to $2.9 million, or $0.19 per basic and diluted share, in the fourth quarter of 2015 and $2.3 million, or $0.15 per basic and diluted share, in the third quarter of 2016 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributed to the other members of Manning & Napier Group, LLC.

As defined in the Non-GAAP Financial Measures section below, the Company uses economic net income and economic net income per adjusted share to provide greater clarity regarding the cash earnings of the business. On this basis, Manning & Napier reported fourth quarter 2016 economic net income of $12.8 million, or $0.16 per adjusted share, compared to $16.4 million, or $0.20 per adjusted share, in the fourth quarter of 2015 and $13.4 million, or $0.16 per adjusted share, in the third quarter of 2016.

Twelve-months ended December 31, 2016 Financial Review

Manning & Napier reported 2016 revenue of $248.9 million, a decrease of 22% from revenue of $318.0 million reported in 2015. The decrease in 2016 was consistent with changes in average AUM, which decreased by 18% over the prior year. Revenue as a percentage of average AUM was 0.72%, compared to 0.75% for the prior year.

Operating expenses for 2016 were $159.7 million, a decrease of $29.8 million, or 16%, from 2015.

Compensation and related costs decreased by $15.4 million, or 15%, when compared to 2015. This decrease was due to lower variable incentive costs and a decrease in stock-based compensation. As a percentage of revenue, compensation and related costs for 2016 were 36%, compared to 33% for the prior year.

Distribution, servicing and custody expenses for 2016 decreased by $14.8 million, or 30%, from 2015, while average mutual fund and collective trust AUM decreased by 23% for the same period. Other operating costs increased by $0.4 million, or 1%, when compared to 2015. Other operating costs for 2016 include a non-cash intangible asset impairment charge of $6.6 million, partially offset by a reduction in our contingent consideration liability of $3.5 million.

Operating income was $89.2 million for 2016, a decrease of $39.3 million, or 31%, from 2015. Operating margin for 2016 was 36% compared to the prior year of 40%.

Non-operating income for 2016 was $1.6 million, an increase of $8.5 million from non-operating loss of $7.0 million reported in 2015. Included in non-operating income for 2016 was $0.2 million of net income on investments held by the Company to provide initial cash seeding for product development purposes, compared to a net loss of $4.4 million reported in 2015. In addition, the Company recognized non-operating income of $1.5 million in 2016 and non-operating expense of $2.8 million in 2015, both related to changes in the Company’s expected tax benefits under the tax receivable agreement and the corresponding change in payment of such benefits under the agreement.

Income before taxes was $90.8 million for 2016, compared to $121.6 million in 2015, a 25% decrease. Net income attributable to the controlling and noncontrolling interests was $82.4 million and $117.0 million in 2016 and 2015, respectively. Net income attributable to the common shareholders for 2016 was $9.3 million, or $0.63 per basic share and $0.62 per diluted share, compared to $13.2 million, or $0.91 per basic share and $0.90 per diluted share in 2015.

Economic net income was $55.4 million, or $0.68 per adjusted share for 2016, compared to $78.3 million, or $0.92 per adjusted share in 2015.

Assets Under Management

As of December 31, 2016, AUM was $31.7 billion, a decrease of 9% from $34.8 billion as of September 30, 2016 and a decrease of 11% from $35.4 billion as of December 31, 2015. The composition of the Company’s AUM as of December 31, 2016 was 59% in separate accounts and 41% in mutual funds and collective investment trusts, consistent with the composition as of September 30, 2016 and December 31, 2015.

Since September 30, 2016, AUM decreased by $3.1 billion. Separate account AUM decreased 8% and mutual funds and collective investment trusts decreased by 10%. This decrease in AUM was attributable to net client outflows of $2.0 billion and market depreciation of $1.1 billion. The net client outflows of $2.0 billion consisted of net client outflows for both the separate accounts and mutual funds and collective investment trusts products of approximately $1.1 billion and $0.9 billion, respectively. The annualized separate account retention rate for the three months ended December 31, 2016 was 82%, compared to 85% for the year ended December 31, 2016.

When compared to December 31, 2015, AUM decreased by $3.8 billion from $35.4 billion, including a decrease of $1.9 billion, or 9%, in separate account AUM and a decrease of $1.8 billion, or 12%, in mutual fund and collective investment trusts AUM. The $3.8 billion decrease in AUM from December 31, 2015 to December 31, 2016 was attributable to net client outflows of approximately $8.1 billion, partially offset by market appreciation of $1.4 billion and acquired assets of $2.9 billion. The net client outflows of $8.1 billion consisted of $4.0 billion of net outflows for separate accounts and $4.1 billion of net outflows for mutual funds and collective investment trusts.

Balance Sheet

As of December 31, 2016, cash, cash equivalents and short-term investments were $120.5 million, compared to $123.7 million at September 30, 2016. Manning & Napier Group, LLC distributed $30.0 million to its members and the Company paid its quarterly dividend of $0.16 per share of Class A common stock during the quarter ended December 31, 2016.

On January 12, 2017 the Company terminated its revolving credit agreement. No amounts had been borrowed and thus none were outstanding at the time of termination.

Conference Call

Manning & Napier will host a conference call to discuss its 2016 fourth quarter and full year financial results on Thursday, February 9, 2017, at 5:00 p.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 51514312. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company’s website prior to the call.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through February 16, 2017. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 51514312. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management uses economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business. Economic net income and economic net income per adjusted share are not presented in accordance with GAAP.

Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s income before tax provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 42.1%, 38.0% and 37.0% for the three-month periods ended December 31, 2016, September 30, 2016 and December 31, 2015, respectively, and 39.0% and 35.6% for the twelve months ended ended December 31, 2016 and 2015, respectively, reflecting assumed federal, state and local income taxes. Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC and unvested equity awards are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.

Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income, and alternative strategies, as well as a range of blended asset portfolios, such as life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 468 employees as of December 31, 2016.

Safe Harbor Statement

This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Investor Relations:

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Public Relations:

Nicole Kingsley Brunner

Manning & Napier, Inc.

585-325-6880

nbrunner@manning-napier.com

Source Manning & Napier

Manning & Napier, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Revenues
Investment management services revenue	$59,085	$63,305	$69,998	$248,937	$318,043
Expenses
Compensation and related costs	17,649	24,627	24,365	88,622	103,992
Distribution, servicing and custody expenses	7,878	8,798	10,228	34,468	49,238
Other operating costs	11,785	8,188	9,208	36,639	36,261

Total operating expenses	37,312	41,613	43,801	159,729	189,491

Operating income	21,773	21,692	26,197	89,208	128,552
Non-operating income (loss)
Non-operating income (loss), net	358	(142)	(211)	1,574	(6,961)

Income before provision for income taxes	22,131	21,550	25,986	90,782	121,591
Provision for income taxes	3,590	1,565	1,679	8,374	4,639

Net income attributable to the controlling and the noncontrolling interests	18,541	19,985	24,307	82,408	116,952
Less: net income attributable to the noncontrolling interests	16,548	17,727	21,447	73,134	103,738

Net income attributable to Manning & Napier, Inc.	$1,993	$2,258	$2,860	$9,274	$13,214

Net income per share available to Class A common stock
Basic	$0.13	$0.15	$0.19	$0.63	$0.91

Diluted	$0.13	$0.15	$0.19	$0.62	$0.90

Weighted average shares of Class A common stock outstanding
Basic	14,042,880	14,042,880	13,745,130	13,948,433	13,736,042

Diluted	14,212,655	14,175,321	14,035,959	14,161,782	13,964,846

Manning & Napier, Inc.

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

(in thousands, except share data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income attributable to Manning & Napier, Inc.	$1,993	$2,258	$2,860	$9,274	$13,214
Add back: Net income attributable to the noncontrolling interests	16,548	17,727	21,447	73,134	103,738
Add back: Provision for income taxes	3,590	1,565	1,679	8,374	4,639

Income before provision for income taxes	22,131	21,550	25,986	90,782	121,591
Adjusted income taxes (Non-GAAP)	9,324	8,189	9,615	35,405	43,258

Economic net income (Non-GAAP)	$12,807	$13,361	$16,371	$55,377	$78,333

Weighted average shares of Class A common stock outstanding—Basic	14,042,880	14,042,880	13,745,130	13,948,433	13,736,042
Assumed vesting, conversion or exchange of:
Manning & Napier Group, LLC units outstanding (non-controlling interest)	65,784,571	65,784,571	67,896,484	66,459,691	69,280,947
Unvested restricted share-based awards	1,259,283	1,343,664	2,097,751	1,573,874	1,746,506

Weighted average adjusted shares (Non-GAAP)	81,086,734	81,171,115	83,739,365	81,981,998	84,763,495

Economic net income per adjusted share (Non-GAAP)	$0.16	$0.16	$0.20	$0.68	$0.92

Manning & Napier, Inc.

Assets Under Management (“AUM”)

(in millions)

(unaudited)

For the three months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of September 30, 2016	$20,537.0	$14,281.5	$34,818.5	$21,548.9	$11,924.8	$1,344.8	$34,818.5
Gross client inflows	464.2	596.4	1,060.6	668.8	314.8	77.0	1,060.6
Gross client outflows	(1,550.6)	(1,520.7)	(3,071.3)	(1,641.4)	(1,341.7)	(88.2)	(3,071.3)
Market appreciation/(depreciation) & other (1)	(648.7)	(476.1)	(1,124.8)	(666.9)	(434.0)	(23.9)	(1,124.8)

As of December 31, 2016	$18,801.9	$12,881.1	$31,683.0	$19,909.4	$10,463.9	$1,309.7	$31,683.0
Average AUM for period	$19,538.6	$13,475.0	$33,013.6	$20,553.0	$11,140.7	$1,319.9	$33,013.6

As of June 30, 2016	$20,585.0	$15,131.2	$35,716.2	$21,676.8	$12,608.9	$1,430.5	$35,716.2
Gross client inflows	374.6	752.2	1,126.8	742.8	329.1	54.9	1,126.8
Gross client outflows	(1,226.0)	(2,163.2)	(3,389.2)	(1,628.3)	(1,612.5)	(148.4)	(3,389.2)
Market appreciation/(depreciation) & other (1)	803.4	561.3	1,364.7	757.6	599.3	7.8	1,364.7

As of September 30, 2016	$20,537.0	$14,281.5	$34,818.5	$21,548.9	$11,924.8	$1,344.8	$34,818.5
Average AUM for period	$20,678.1	$14,767.5	$35,445.6	$21,649.0	$12,412.7	$1,383.9	$35,445.6

As of September 30, 2015	$21,441.1	$15,735.3	$37,176.4	$22,775.1	$13,187.7	$1,213.6	$37,176.4
Gross client inflows	391.4	927.3	1,318.7	980.3	266.4	72.0	1,318.7
Gross client outflows	(1,825.9)	(2,441.1)	(4,267.0)	(1,827.6)	(2,321.9)	(117.5)	(4,267.0)
Market appreciation/(depreciation) & other (1)	728.8	485.3	1,214.1	514.6	696.2	3.3	1,214.1

As of December 31, 2015	$20,735.4	$14,706.8	$35,442.2	$22,442.4	$11,828.4	$1,171.4	$35,442.2
Average AUM for period	$21,443.1	$15,890.0	$37,333.1	$23,145.0	$13,001.1	$1,187.0	$37,333.1

For the twelve months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2015	$20,735.4	$14,706.8	$35,442.2	$22,442.4	$11,828.4	$1,171.4	$35,442.2
Gross client inflows	1,760.1	3,130.5	4,890.6	3,240.0	1,286.9	363.7	4,890.6
Gross client outflows	(5,729.0)	(7,215.4)	(12,944.4)	(6,623.6)	(5,891.8)	(429.0)	(12,944.4)
Acquired assets	1,234.2	1,660.1	2,894.3	—	2,719.8	174.5	2,894.3
Market appreciation/(depreciation) & other (1)	801.2	599.1	1,400.3	850.6	520.6	29.1	1,400.3

As of December 31, 2016	$18,801.9	$12,881.1	$31,683.0	$19,909.4	$10,463.9	$1,309.7	$31,683.0
Average AUM for period	$20,266.1	$14,407.5	$34,673.6	$21,485.5	$11,884.5	$1,303.6	$34,673.6

As of December 31, 2014	$25,408.7	$22,392.9	$47,801.6	$25,279.0	$21,284.1	$1,238.5	$47,801.6
Gross client inflows	2,426.5	4,227.6	6,654.1	4,327.3	2,047.1	279.7	6,654.1
Gross client outflows	(6,391.2)	(11,260.4)	(17,651.6)	(6,285.7)	(11,005.5)	(360.4)	(17,651.6)
Market appreciation/(depreciation) & other (1)	(708.6)	(653.3)	(1,361.9)	(878.2)	(497.3)	13.6	(1,361.9)

As of December 31, 2015	$20,735.4	$14,706.8	$35,442.2	$22,442.4	$11,828.4	$1,171.4	$35,442.2
Average AUM for period	$23,720.0	$18,780.5	$42,500.5	$24,490.1	$16,815.8	$1,194.6	$42,500.5

(1)	Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management and net flows from non-sales related activities including net reinvested dividends.

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